UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2007
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction	Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On June 19, 2007, TRM (Canada) Corporation, our Canadian subsidiary (“TRM Canada”), entered into an agreement with TRM Multitech Services, Inc. (“Buyer”) under which it sold substantially all of the assets of TRM Canada’s Canadian photocopier business to Buyer. Buyer assumed all of the liabilities pertaining to the assets sold, except for (i) accrued payroll, payroll withholdings and benefits and (ii) legal or accounting fees relating to general corporate matters, excluding those fees relating to the Canadian photocopier business. Buyer agreed to hire all of the employees involved in TRM Canada’s photocopy business. The parties provided customary representations, warranties, covenants and indemnifications in the agreement.
     The purchase price was CAD$476,582.47 plus an amount equal to 50% of the cash flow of the Canadian photocopier business without deductions, set-off or withholdings, for seven years. Buyer also agreed that if it sells the Canadian photocopier business within three years and the purchase price paid in such sale is greater than the purchase price paid to TRM Canada, TRM Canada is entitled to 50% of the difference between the purchase prices. Buyer agreed to pay this purchase price difference to TRM Canada as an adjustment to the purchase price.
     The parties agreed that for a period of three months, TRM Canada will provide reasonable support and guidance to Buyer with respect to (i) management and conversion of the computer systems, (ii) accounting, (iii) customer services and (iv) maintenance of the Oracle database.
     Buyer is privately owned and operated by Mr. Philip Blouin, who until October 2001 served as Operations Manager at TRM Corporation.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 2.01.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION

	By:	/s/ Daniel E. O’Brien

Name: Daniel E. O’Brien
Date: June 25, 2007	Title: Chief Financial Officer

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